UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2017

SkyPeople Fruit Juice, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-34502	98-0222013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16F, China Development Bank Tower,

No. 2, Gaoxin 1st Road, Xi'an, China 710075

 (Address of principal executive offices, including zip code)

(86-29) 8837-7216

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 20, 2017, Hedetang Foods (China) Co. Ltd. (“Hedetang Foods (China)”) and Hedetang Farm Products Trading Market (Mei County) Co. Ltd. (“Trading Market Mei County”), two wholly-owned subsidiaries of SkyPeople Fruit Juice, Inc. (the “Company”), entered into a Cooperation Framework Agreement of the Spot Trading Company (the “Agreement”) with Xi’an Taizhan Financial Management Co., Ltd. (“Taizhan”).

Pursuant to the Agreement, Hedetang Foods (China), Trading Market Mei County and Taizhan will jointly establish a new company currently named as China Agricultural Commodity Trading Market Co., Ltd. (“China Agricultural Commodity Trading Center”) in Mei County, Shaanxi Province, China. The total registered capital for China Agricultural Commodity Trading Center will be RMB 50 million (approximately $7.35 million). Hedetang Foods (China) agreed to contribute RMB 17.50 million (approximately $2.57 million), Trading Market Mei County agreed to contribute RMB 15 million (approximately $2.21 million) and Taizhan agreed to contribute RMB 17.50 million (approximately $2.57 million) in capital contributions to China Agricultural Commodity Trading Center. All capital contributions to China Agricultural Commodity Trading Center shall be completed before March 20, 2037. Each shareholder of China Agricultural Commodity Trading Center shall be able to enjoy the profits and assume the losses of China Agricultural Commodity Trading Center based upon the percentages of their respective capital contributions.

The foregoing description of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are filed with this report.

Exhibits Number	Description
10.1	Cooperation Framework Agreement Spot Trading Company, dated March 20, 2017, by and among Hedetang Foods (China) Co. Ltd., Hedetang Farm Products Trading Market (Mei County) Co. Ltd., and Xi’an Taizhan Financial Management Co., Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyPeople Fruit Juice, Inc.

Date: March 23, 2017	By:	/s/ Hongke Xue
	Name:	Hongke Xue
	Title:	Chief Executive Officer

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